Mail Stop 4561

      June 30, 2005



Bruce A. Provo
Chief Executive Officer
Divall Insured Income Properties 2 Limited Partnership
1100 Main Street, Suite 1830
Kansas City, Missouri  64105

      Re:	Divall Insured Income Properties 2 Limited Partnership
      Form 10-K for the fiscal year ended December 31, 2004
      Filed March 4, 2005
      	File No. 0-17686

Dear Mr. Provo:

We have completed our review of your Form 10-K and have no further comments at this time.


								Sincerely,



      Steven Jacobs
      Branch Chief


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Bruce A. Provo
Divall Insured Income Properties 2 Limited Partnership
May 27, 2005
Page 3